Exhibit 10.54

AGREEMENT

This Agreement (the "Agreement") dated as of December 15, 2009, is between EDWARD MIKE DAVIS, L.L.C., a Nevada limited liability company ("Davis") and RECOVERY ENERGY INC., a Nevada corporation ("Recovery").

WITNESSETH:

WHEREAS, Davis and Recovery are parties to a Purchase and Sale Agreement dated effective December 1, 2009 (the "Wilke PSA"); and

WHEREAS, pursuant to the Wilke PSA Recovery was required to pay $2,200,000 to Davis on December 18, 2009, and such payment was not made; and

NOW THEREFORE, for and in consideration of the premises hereof, the above recitals and other good and valuable consideration, the receipt and sufficiency of all of which is hereby expressly acknowledged, the parties hereto agree as follows:

1.	Upon execution and delivery of this Agreement, the assets transferred to Recovery pursuant to the Wilke PSA shall be transferred to Davis effective December 1, 2009.

2.	Recovery's obligations to pay Davis 1,450,000 shares of Common Stock and $2,200,000 under the Wilke PSA are hereby void.

3.
Davis hereby grants Recovery an option, exercisable on or before January 15, 2010, to purchase the assets covered by the Wilke PSA effective December 1, 2009 on the same terms and conditions set forth in the Wilke PSA, except that the purchase price shall be $2,200,000 in cash and 1,550,000 shares of Common Stock, or on such other terms as the parties shall agree. Davis will receive 1,450,000 shares of Common Stock for granting the option, which shares shall be included as part of the 1,550,000 shares of Common Stock in the purchase price if the option is exercised. Davis may revoke the option at any time. Recovery shall file a registration covering the Option Shares with the Securities and Exchange Commission on or before January 11, 2010.

4.
In consideration hereof and except as specifically contemplated herein, Davis and Recovery each releases, acquits, and forever discharges the other and its respective officers directors, and employees from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, that either party has now that is directly or indirectly attributable to the Wilke PSA, or any other document, agreement (whether written or oral) or instrument executed or delivered in connection therewith, whether asserted or not.

5.
The terms and conditions contained in this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, survivors, and personal representatives of, the parties hereto.

6.	Any notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be given as set forth in the Wilke PSA.

7.
This Agreement is the entire agreement of the parties, and supersedes all prior agreements, whether oral or in writing. This Agreement cannot be modified supplemented, or amended unless agreed in advance, in writing, by both of the parties. The recitals at the beginning of this Agreement are deemed to be part of this Agreement.

8.
This Agreement shall be governed and construed in accordance with the laws of the State of Colorado. In the event of any dispute arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the other party court costs and reasonable attorneys' fees.

9.	This Agreement may be executed in counterparts, and, if so executed, will be effective as if simultaneously executed.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EDWARD MIKE DAVIS, L.L.C.

By: /s/ Edward Mike Davis
Printed Name: Edward Mike Davis LLC
Title: Manager

RECOVERY ENERGY, INC.

By: /s/ Jeffrey Beunier
Jeffrey Beunier, Chief Executive Officer